N-SAR EXHIBIT: Sub-item 77M.
EQ ADVISORS TRUST
Item 77M: Mergers

1.)  In response to Sub-Items 77M(a) and (b), EQ/Common Stock Index Portfolio, pursuant to a Plan of Reorganization and Termination, acquired the assets and liabilities of CharterSM  Equity Portfolio, effective at the close of business on September 25, 2015.  The merger was approved by the EQ Advisor Trust’s Board of Trustees at a meeting held on June 9, 2015.  The shareholders of CharterSM Equity Portfolio approved the merger at a special meeting held on September 17, 2015.

2.)  In response to Sub-Items 77M(a) and (b), EQ/Core Bond Index Portfolio, pursuant to a Plan of Reorganization and Termination, acquired the assets and liabilities of CharterSM  Fixed Income Portfolio effective at the close of business on September 25, 2015.  The merger was approved by the EQ Advisors Trust’s Board of Trustees at a meeting held on June 9, 2015.  The shareholders of CharterSM  Fixed Income Portfolio approved the merger at a special meeting held on September 17, 2015.

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